Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statements (No. 333-235572) on Form S-3 and (Nos. 333-256355, 333-230134, 333-189782, 333-169548, 333-146443, 333-127225, 333-106561, 333-40032, 333-33713, and 333-26099) on Form S-8 of WSFS Financial Corporation of our report dated March 1, 2021, with respect to the consolidated financial statements of Bryn Mawr Bank Corporation and subsidiaries, which report appears in the Form 8-K of WSFS Financial Corporation dated January 3, 2022.

/s/ KPMG LLP

Philadelphia, Pennsylvania

December 31, 2021